Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Los Angeles, CA, February 20, 2014 – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Core Earnings, a non-GAAP financial measure, of $30.3 million, or $0.42 per basic share ($0.40 per diluted share) and net income attributable to common stockholders of $24.9 million, or $0.34 per basic and diluted share

•	During the quarter, the Company invested approximately $485 million composed of (i) $286 million into three loan portfolio acquisitions; (ii) $123 million into a triple net leased office campus fully occupied by a single-A rated tenant; (iii) $26 million into an existing participating preferred equity investment in a diversified multifamily portfolio; and (iv) $50 million into five loan originations primarily for the Company’s Transitional CRE (commercial real estate) Lending Platform

•	Completed two investment-level, non-recourse financings for proceeds to the Company of $170 million

•	Raised net proceeds of $202 million through the sale of 10.0 million shares of common stock

•	Declared and paid a fourth quarter dividend of $0.35 per share of common stock, consistent with the third quarter of 2013

•	Subsequent to quarter end, the Company invested and agreed to invest up to $188 million composed of (i) up to $135 million to acquire a REO resort hotel in Hawaii and (ii) $53 million into five loan originations primarily for the Transitional CRE Lending Platform; and the Company issued $230 million of 3.875% Convertible Senior Notes due in January 2021 resulting in net proceeds of $224 million to the Company

Fourth Quarter Operating Results

For the fourth quarter of 2013, the Company reported total income of $58.4 million and net income attributable to common stockholders of $24.9 million, or $0.34 per basic and diluted share. Colony Financial’s Core Earnings were $30.3 million, or $0.42 per basic share and $0.40 per diluted share.

“Colony Financial had a phenomenal 2013,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “As of today, we more than doubled our asset base to approximately $3 billion since the end of 2012 highlighted by an acceleration of investment pace and performance during the fourth quarter. Looking forward, 2014 appears even brighter, as the U.S. enters a more robust economic growth cycle with improving commercial real estate fundamentals; and, in contrast, Europe offers discounted loan acquisition and “rescue capital” borrower recapitalization opportunities similar to the U.S. three to four years ago. Finally, a mix of continuing home price recovery and strong tenant demand for rental housing, along with increasing capital markets activity for this new form of institutional investment, bode well for our significant investment in Colony American Homes. All in all, a terrific outlook for the balance of this year and next.”

Fourth Quarter Activity

•	The Company invested in a joint venture with investment funds managed by an affiliate of our Company’s manager (“Co-Investment Fund(s)”) that acquired a portfolio of 100% performing loans from Freddie Mac. The portfolio is comprised of 27 loans with an average balance of $7 million and is 81% collateralized by multifamily assets with the balance a combination of student housing and seniors housing collateral. The aggregate purchase price for the portfolio was approximately $177 million, representing approximately 91% of the portfolio’s unpaid principal balance (“UPB”) of $194 million. Post acquisition, the Company obtained financing in the amount of $115 million at LIBOR plus 2.85%. The Company’s share of this investment is 73%.

•	The Company invested in a joint venture with certain Co-Investment Funds that consummated a structured transaction with the FDIC. The joint venture acquired an initial 20% managing member equity interest in a newly formed limited liability company created to hold a portfolio of acquired loans, with the FDIC retaining the other 80% equity interest. Additionally, upon return of capital to all parties, the joint venture will receive a 40% equity interest in the entity, with the FDIC retaining the other 60% equity interest. The portfolio included 415 performing and non-performing loans with an aggregate UPB of $199 million, consisting of substantially all first mortgage recourse commercial real estate and acquisition, development and construction loans. The portfolio was acquired at 57% of the portfolio’s UPB. The Company’s share of the managing member interest is 50%, or $13 million.

•	The Company invested in a joint venture with certain Co-Investment Funds to acquire interests in three sub-performing (i.e., interest payment current) first mortgages at a substantial discount to the UPB. The mortgages are secured by two office properties and one retail property in Spain. The Company’s share of this investment is approximately 83%, or $143 million. In January 2014, we formed Spanish securitization trusts to acquire the loans, resulting in transfer taxes payable by the trusts. As such, the joint venture expects to record a non-recurring expense of approximately $4.6 million in the first quarter of 2014, or $3.8 million to the Company net of amounts attributable to noncontrolling interests.

•	The Company acquired an office campus in the Midwestern United States fully occupied by a single-A rated tenant. The acquisition cost, including closing costs, was $123 million. The Company subsequently financed this acquisition with an $88 million ten-year term, non-recourse, fixed-rate loan resulting in an initial cash-on-cash yield of approximately 13%. The acquisition was completed with a strategic partner with a 0.75% passive interest.

•	The Company and a minority unaffiliated investor invested an additional $32 million, of which the Company’s share was $26 million, of participating preferred equity in the joint venture referred to as Multifamily Portfolio Preferred Equity to facilitate the acquisition and renovation of approximately 2,700 apartment units in Georgia and Texas. The sponsor funded $11 million of common equity at closing. The additional investment was made on the same terms as the original investment made in March 2013 providing for a 12% preferred return, 1% issuance fee and a 30% profit participation after the joint venture first, and the sponsor, second, have each attained a 12% internal rate of return. To date, total participating preferred equity outstanding is $153 million, which is senior to $51 million of common equity, and the entire participating preferred equity investment is cross-collateralized by a portfolio of 20 multifamily properties totaling approximately 7,600 units in Georgia, Texas and Florida. The Company’s share of the participating preferred equity is 83%.

•	The Company originated four first mortgage loans with an aggregate UPB of $42 million for the Transitional CRE Lending Platform. The loans bear interest, on a weighted average basis, at 1-month LIBOR plus 6.7%, have initial terms of 2 to 3 years and feature one to three 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes retail, multifamily and office properties. The Company intends to aggregate a sufficiently sized portfolio of loans to pursue a matched-term, non-recourse, securitized financing in the near term.

•	The Company maintained its funded investment in CAH OP (otherwise known as CAH or Colony American Homes) at $550 million. As of December 31, 2013, Colony American Homes (“CAH”) owned approximately 14,900 homes in nine states and the overall portfolio was 61% occupied, up from 57% occupied as of September 30, 2013. As of February 13, 2014, CAH owned approximately 15,300 homes and the overall portfolio was 66% occupied. During the fourth quarter, CAH averaged approximately 800 renovations and 730 new leases per month while acquisitions averaged approximately 330 homes per month. During the fourth quarter, CAH also increased its credit facility size to $1.2 billion from $500 million and is exploring financing through securitization in light of the attractive financing available in that market. Lastly, CAH continues to focus on Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. Expansion of this lending program will remain a strategic initiative in 2014 and once scaled, CAF’s loan portfolio may be financed with securitizations in the future.

•	The Company completed the sale of 10 million shares of its common stock in November at a net price of $20.21 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $202 million.

Activities Subsequent to Fourth Quarter 2013

•	The Company originated three first mortgage loans for its Transitional CRE Lending Platform and one affiliated mezzanine loan with an aggregate UPB of $46 million. The loans bear interest, on a weighted average basis, at 1-month LIBOR plus 6.7% and have initial terms of 2 to 3 years. The loans feature one to two 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes hospitality, multifamily and office properties. In February 2014, the Company entered into a new warehouse credit facility with a commercial bank to partially finance loans within its Transitional CRE Lending Platform. The credit facility provides for up to $150 million of availability for eligible assets within the Transitional CRE Lending Platform and has an initial term of two years, plus a one-year extension option. Advances under the credit facility will bear interest ranging from LIBOR plus 2.25% to 2.5%.

•	A joint venture between the Company, a Co-Investment Fund and an unaffiliated investor committed to acquire a REO resort hotel in Hawaii. The Company committed to invest up to $135 million in a combination of both debt and equity.

•	The Company issued $230 million of its convertible senior notes due on January 15, 2021. The convertible notes were sold to the underwriters at a discount of 2.5%, resulting in net proceeds of approximately $224 million to the Company after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The convertible notes bear interest at a rate equal to 3.875% per annum payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2014.

Full Year 2013 Operating Results

For the full year 2013, the Company reported total income of $180.2 million and net income attributable to common stockholders of $80.3 million, or $1.20 per basic and diluted share. Colony Financial’s Core Earnings were $96.6 million, or $1.45 per basic share and $1.43 per diluted share.

Book Value

The Company’s GAAP book value per common share was $18.72 on December 31, 2013, up from $18.53 on September 30, 2013. As of February 20, 2014, the Company had 77,398,124 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s investment assets and liabilities at December 31, 2013 would have been $159 million in excess of the net carrying value of the Company’s investment assets and liabilities as of the same date.

Common and Preferred Stock Dividends

The Company’s Board of Directors declared a quarterly dividend of $0.35 per common share for the fourth quarter of 2013. The dividend was paid on January 15, 2014, to stockholders of record on December 31, 2013.

In addition, the Company’s Board of Directors declared a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with a liquidation preference of $25 per share for the quarterly period ending January 15, 2014. The dividend was paid on January 15, 2014, to stockholders of record on December 31, 2013.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Friday, February 21, 2014, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13575132. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live broadcast, a replay will be available beginning February 21, 2014 at 10:00 a.m. PT / 1:00 p.m. ET, through March 7, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 13575132. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 11, 2013, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 12, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 9, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 9, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 12, 2013 and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2013	2012
ASSETS
Cash	$43,167	$170,199
Investments in unconsolidated joint ventures	1,369,529	877,081
Loans held for investment, net	1,028,654	333,569
Real estate assets, net	112,468	—
Beneficial interests in debt securities, available-for-sale, at fair value	30,834	32,055
Other assets	43,900	22,663

Total assets	$2,628,552	$1,435,567

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$138,500	$—
Secured financing	277,607	108,167
Accrued and other liabilities	18,105	12,944
Due to affiliates	7,986	4,984
Dividends payable	32,127	26,442
Convertible senior notes	200,000	—

Total liabilities	674,325	152,537

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	101	101
Common stock	765	531
Additional paid-in capital	1,701,274	1,222,682
Distributions in excess of earnings	(20,423)	(5,167)
Accumulated other comprehensive income	2,593	5,184

Total stockholders’ equity	1,684,310	1,223,331
Noncontrolling interests	269,917	59,699

Total equity	1,954,227	1,283,030

Total liabilities and equity	$2,628,552	$1,435,567

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
Income
Equity in income of unconsolidated joint ventures	$30,862	$21,464	$100,708	$68,737
Interest income	26,486	10,752	77,475	36,445
Rental income and tenant reimbursements	789	—	789	—
Other income from affiliates	283	458	1,267	1,973

Total income	58,420	32,674	180,239	107,155

Expenses
Management fees	6,951	6,706	26,263	18,982
Investment and servicing expenses	1,358	690	3,228	2,977
Interest expense	6,340	2,375	18,838	8,248
Property operating expenses	197	—	197	—
Administrative expenses	2,155	1,597	7,548	6,346
Depreciation and amortization	310	—	310	—
Transaction costs	1,807	—	1,807	—

Total expenses	19,118	11,368	58,191	36,553

Realized gain on resolution of loans receivable	—	808	4,578	808
Other loss, net	(19)	(205)	(44)	(1,040)

Income before income taxes	39,283	21,909	126,582	70,370
Income tax provision	79	764	659	2,165

Net income	39,204	21,145	125,923	68,205
Net income attributable to noncontrolling interests	8,946	2,261	24,158	6,194

Net income attributable to Colony Financial, Inc.	30,258	18,884	101,765	62,011
Preferred dividends	5,355	5,355	21,420	13,915

Net income attributable to common stockholders	$24,903	$13,529	$80,345	$48,096

Net income per common share:
Basic	$0.34	$0.31	$1.20	$1.33

Diluted	$0.34	$0.31	$1.20	$1.32

Weighted average number of common shares outstanding:
Basic	72,498,100	43,969,100	66,181,700	35,925,600

Diluted	80,974,500	43,969,100	66,181,700	35,943,200

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013		2012
GAAP net income attributable to common stockholders	$24,903	$13,529	$80,345		$48,096
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	979	2,870	4,283		6,133
Incentive fee	—	—	—		936
Depreciation expense	4,454	1,674	12,290		4,478
Net unrealized (gain) loss on derivatives	(38)	(36)	(280)		119

Core Earnings	$30,298	$18,037	$96,638		$59,762

Basic	$0.42	$0.41	$1.45		$1.65

Diluted	$0.40	$0.41	$1.43	(1)	$1.65

Basic weighted average number of common shares outstanding	72,498,100	43,969,100	66,181,700		35,925,600

Diluted weighted average number of common shares outstanding	80,974,500	43,969,100	72,335,700	(1)	35,943,200

(1)	Includes the effect of adding back $7,574,000 of interest expense associated with convertible senior notes and 6,154,100 weighted average dilutive common share equivalents for the assumed dilutive effect of the convertible senior notes. The effect of the assumed conversion was antidilutive to net income per common share but dilutive to Core Earnings per common share.